Exhibit 8.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	3 Times Square, 28th Floor New York, NY 10036 T 212 775 8700 f 212 775 8800

September 15, 2026

Board of Directors
Northrim BanCorp, Inc.
3111 C Street
Anchorage, AK 99503

Re:	Merger of PBCO Financial Corporation with and into Whitewater Sub, Inc. Followed by Merger of Whitewater Sub, Inc. with and into Northrim BanCorp, Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date of this letter, the “Registration Statement”) of Northrim BanCorp, Inc., an Alaska corporation (“Parent”), including the proxy statement/prospectus forming a part of the Registration Statement, relating to the proposed transactions (the “Mergers”) by and among Parent, Whitewater Sub, Inc., an Alaska corporation (“Merger Sub”) and PBCO Financial Corporation, an Oregon corporation (“PBCO”). We have acted as counsel to Merger Sub and Parent in connection with the Mergers.

In connection with this opinion, we have examined (i) the Agreement and Plan of Merger dated as of July 22, 2026 (the “Merger Agreement”) by and between Parent, Merger Sub and PBCO and (ii) the Registration Statement. We have not, however, undertaken any independent investigation of any factual matter set forth in either the Merger Agreement or the Registration Statement. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in Merger Agreement and the Registration Statement and (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Mergers. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have also participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, and subject to the qualifications, assumptions and limitations stated in this letter and in the Registration Statement, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described in the Registration Statement, is a fair and accurate summary in all material respects.

ANCHORAGE ATLANTA AUGUSTA BEIJING CHARLOTTE CHICAGO DALLAS DENVER HOUSTON LOS ANGELES NEW YORK PHOENIX RALEIGH SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI SILICON VALLEY STOCKHOLM TOKYO WALNUT CREEK WASHINGTON WINSTON-SALEM

Northrim BanCorp, Inc.
September 15, 2026

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP
Kilpatrick Townsend & Stockton LLP